Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FOURTH QUARTER 2005 RESULTS

BALTIMORE (February 8, 2006) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and twelve months ended December 31, 2005.

Financial Results:

Net broadcast revenues from continuing operations were $157.9 million for the three months ended December 31, 2005, a decrease of 7.5% versus the prior year period result of $170.7 million.  Operating income was $44.2 million in the three-month period as compared to $51.2 million in the prior year period, a decrease of 13.5%.  The Company had a net loss available to common shareholders of $0.7 million in the three-month period versus a net loss available to common shareholders of $5.1 million in the prior year period.  The Company reported a diluted loss per common share of $0.01 for the quarter versus a diluted loss per common share of $0.06 in the prior year period.  As a result of a corporate restructuring in the fourth quarter, the Company experienced a one-time loss of certain state net operating losses, net of applicable valuation allowances, causing an increase to the deferred tax provision of $11.0 million.

Net broadcast revenues from continuing operations were $614.4 million for the twelve months ended December 31, 2005, a decrease of 3.2% versus the prior year period result of $634.6 million.  Operating income was $169.5 million in the twelve-month period, an increase of 7.1% versus the prior year period result of $158.2 million.  Net income available to common shareholders was $182.3 million in the twelve-month period versus the prior year period net income available to common shareholders of $13.8 million.  Diluted earnings per common share were $2.14 in the twelve-month period versus diluted earnings per common share of $0.16 in the prior year period.  Diluted earnings per common share on continuing operations were $0.36 in the twelve-month period as compared to $0.05 in the same period last year.

“We made great strides across our entire platform in 2005, a non-political year, for which our employees should be proud and our shareholders pleased,” commented David Smith, President and CEO of Sinclair.  “We grew our new business revenues by 71%, experienced ratings increases on our ABC and FOX stations where 62% of our revenues are now affiliated, and grew our total market share from 17.3% to 17.8%.  We also began the process of monetizing our digital assets through retransmission consents, a process we have only just begun but is already currently worth $25 million on an annual basis, more than network compensation when it was at its peak.

“On the expense side, we were able to decrease our television production and selling, general and administrative costs for the year by 3.5%.  We entered into more economical news share arrangements, structures which we will continue to pursue going forward.  We also optimized our mailer distribution which increased our margins on that business to 51%.”

Mr. Smith continued, “Lastly, we sold non-core assets at high multiples, the proceeds of which were used to delever the Company and to increase our common stock dividend which, at an approximate 5% yield, is now one of the highest dividend yields in the sector.”

Operating Statistics and Income Statement Highlights:

•                  The quarter’s revenues were positively impacted by increased advertising spending primarily in the services, travel/leisure, retail, schools, and internet categories.  Primary categories that were down were home products and food products.  Automotive, our largest category, representing approximately 23% of our time sales, was down 4.3%.  Political revenues in the quarter were $1.4 million versus $18.7 million in the fourth quarter last year when it was a presidential election period.

•                  Local advertising revenues decreased 1.8% in the quarter versus the fourth quarter 2004, while national advertising revenues decreased 18.9% due to the absence of political advertising spending.  Excluding political revenues, local advertising revenues were up 3.6% while national advertising revenues were down 0.3%.  Local revenues, excluding political revenues, represented 63.8% of advertising revenues.

•                  Excluding political revenues, our ABC stations were up 12.0%, our FOX stations were up 1.9% on a same station basis excluding our Rochester station, which is operated under a Joint Sales Agreement, our UPN stations were down 1.9% and our WB stations were down 0.8%.

•                  With the majority of our markets reported, market share survey results reflect that our stations grew their share of the television advertising market in the fourth quarter 2005 from a 16.0% to a 16.8% share over the same period last year.

•                  On December 23, 2005, the Company paid $4.5 million of the required $5.0 million exercise price on the license assets of WNAB-TV in Nashville, Tennessee.

•                  On January 2, 2006, the Company launched a morning news on KABB-TV in San Antonio, Texas.  The 6:00am to 8:30am news is an expansion of the station’s already successful 9:00pm newscast.

•                  On January 19, 2006, the Company notified the owner of WTXL-TV, the ABC affiliate in Tallahassee, Florida, of its intent to terminate the Joint Sales Agreement, effective February 19, 2006.

•                  On January 30, 2006, the Company’s FOX affiliate, WPGH-TV in Pittsburgh, Pennsylvania began offering its viewers a news share at 10:00pm through the added resources and experience of WPXI-TV, the NBC affiliate in Pittsburgh.

•                  On February 7, 2006, The Company’s FOX affiliate, WBFF-TV in Baltimore, Maryland announced it will launch the market’s first digital multi-channel to carry syndicated programming, effective May 1, 2006.

•                  The Company recently entered into multi-year retransmission agreements for carriage of its analog and digital signals with, among others, Wide Open West, Insight Communications, Cebridge Connections and Verizon Services Corp.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $9.7 million in cash, was $1,470.2 million at December 31, 2005 versus net debt of $1,463.8 million at September 30, 2005.

•                  During the quarter, the Company repurchased in the open market $5.0 million face value of its 6% convertible debentures due 2102.

•                  As of December 31, 2005, 47.1 million Class A common shares and 38.3 million Class B common shares were outstanding, for a total of 85.5 million common shares outstanding.

•                  Capital expenditures in the quarter were $4.5 million.

•                  Common stock dividends paid in cash in the quarter were $6.4 million.

•                  Program contract payments for continuing operations were $24.8 million in the quarter.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), FCC approval of pending license transfers, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its first quarter and full year 2006 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“We enter 2006 with strong momentum from our ABC station group, the start of American Idol’s new season, a political election year, and retransmission consent fees to drive our top line growth,” commented David Amy, EVP and CFO.  “Additionally, we expect only modest growth in our television expenses and a large decline in our programming payments as historical expensive runs terminate.  This should bode well for the growth in our cash flow metrics.”

The following assumptions do not take into account any potential impact, positive or negative, from the recent CW Television Network announcement:

•                  The Company expects first quarter 2006 station net broadcast revenues, before barter, to increase approximately 1.0% from first quarter 2005 station net broadcast revenues, before barter, of $144.4 million, assuming approximately $0.8 million in political revenues and $2.1 million in Super Bowl revenues.

•                  The Company expects barter revenue to be approximately $13.8 million in the first quarter.

•                  The Company expects station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, in the quarter to be approximately $72.9 million, a modest increase of 0.5% from first quarter 2005 television expenses of $72.6 million.  On a full year basis, television expenses are expected to be up by about 3.0%, as compared to 2005 television expenses of $289.8 million.

•                  The Company expects barter expense to be approximately $13.8 million in the first quarter.

•                  The Company expects program contract amortization expense to be approximately $20.4 million in the quarter and $88.6 million for the year.

•                  The Company expects program contract payments to be approximately $26.0 million in the quarter and $87.6 million for the year.

•                  The Company expects corporate overhead to be approximately $5.8 million in the quarter and $22.5 million for the year.

•                  The Company expects stock-based compensation to be $0.5 million in the quarter and $2.8 million for the year.

•                  The Company expects depreciation on property and equipment to be approximately $12.3 million in the quarter and $47.0 million for the year, assuming the capital expenditure assumptions below.

•                  The Company expects amortization of acquired intangibles to be approximately $4.4 million in the quarter and $17.8 million for the year.

•                  The Company expects net interest expense to be approximately $29.7 million in the quarter and $114.0 million for the year, assuming no changes in the current interest rate yield curve, changes in debt levels based on the assumptions discussed in this “Outlook” section, and the June 2006 expiration of two interest rate swap agreements that have notional amounts totaling $575 million.

•                  The Company expects dividends paid on the Class A and Class B common shares to be approximately $8.6 million in the quarter and $34.4 million for the year, assuming current shares outstanding and a $0.40 per share annual dividend.

•                  The Company expects to incur either an unrealized gain or loss on its derivatives, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

•                  The Company expects the full year effective tax rate for continuing operations to be approximately 41%, including a current tax benefit from continuing operations of approximately $1.7 million in the quarter and $12.4 million for the year based on the assumptions discussed in this “Outlook” section.

•                  The Company expects to spend approximately $8.2 million in capital expenditures in the quarter and approximately $26.0 to $31.0 million for the year.  This includes approximately $6.5 million of 2005 budgeted capital projects that carried over into 2006 and up to $7.0 million for real estate and building improvement projects.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter results on Wednesday, February 8, 2006, at 8:45 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 60 television stations in 37 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440 Holdings, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s sales of its Kansas City and Sacramento television stations and pending sale of its Tri-Cities television station.  As such, the results from operations, net of related income taxes, have been reclassified from income from operations and reflected as net income from discontinued operations.

Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
REVENUES:
Station broadcast revenues, net of agency commissions	$157,864	$170,735	$614,436	$634,609
Revenues realized from station barter arrangements	13,483	14,426	55,034	57,814
Other operating divisions’ revenues	7,437	2,275	22,597	13,054
Total revenues	178,784	187,436	692,067	705,477
OPERATING EXPENSES:
Station production expenses	40,026	40,180	152,196	154,731
Station selling, general and administrative expenses	34,463	38,969	137,586	145,660
Expenses recognized from station barter arrangements	12,013	13,211	50,460	53,358
Amortization of program contract costs and net realizable value adjustments	18,535	18,935	70,666	89,152
Stock-based compensation expense	541	387	1,701	1,594
Other operating divisions’ expenses	6,944	2,276	20,944	14,932
Depreciation and amortization of property and equipment	11,938	12,121	50,275	48,159
Corporate general and administrative expenses	5,632	5,666	20,812	21,160
Amortization of definite-lived intangible assets and other assets	4,443	4,527	17,972	18,482
Total operating expenses	134,535	136,272	522,612	547,228
Operating income	44,249	51,164	169,455	158,249
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(30,433)	(28,825)	(118,592)	(120,400)
Interest income	234	51	650	191
Loss from sale of assets	(11)	(7)	(80)	(52)
Gain (loss) from extinguishment of debt	610	—	(1,021)	(2,453)
Unrealized gain from derivative instruments	4,291	8,812	21,778	29,388
Income (loss) from equity and cost investees	(1,037)	845	(1,426)	1,100
Gain from insurance settlement	789	3,341	1,193	3,341
Impairment of goodwill	—	(44,056)	—	(44,056)
Other income, net	370	323	721	895
Total other expense	(25,187)	(59,516)	(96,777)	(132,046)
Income (loss) from continuing operations before income taxes	19,062	(8,352)	72,678	26,203
INCOME TAX (PROVISION) BENEFIT	(20,609)	2,463	(37,063)	(11,451)
Net income (loss) from continuing operations	(1,547)	(5,889)	35,615	14,752
DISCONTINUED OPERATIONS:
Income from discontinued operations, net of related income tax provision of $47, $2,093, $2,602 and $5,986 respectively	830	3,303	5,671	9,270
Gain from sale of discontinued operations, net of related income tax provision of $80,003	—	—	146,024	—
NET INCOME (LOSS)	(717)	(2,586)	187,310	24,022
PREFERRED STOCK DIVIDENDS	—	2,502	5,004	10,180
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(717)	$(5,088)	$182,306	$13,842
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Basic earnings (loss) per share from continuing operations	$(0.02)	$(0.10)	$0.36	$0.05
Basic earnings per share from discontinued operations	$0.01	$0.04	$1.78	$0.11
Basic earnings (loss) per common share	$(0.01)	$(0.06)	$2.14	$0.16
Diluted earnings (loss) per share from continuing operations	$(0.02)	$(0.10)	$0.36	$0.05
Diluted earnings per share from discontinued operations	$0.01	$0.04	$1.78	$0.11
Diluted earnings (loss) per common share	$(0.01)	$(0.06)	$2.14	$0.16
Weighted average common shares outstanding	85,460	85,169	85,380	85,590
Weighted average common and common equivalent shares outstanding	85,460	85,169	85,389	85,741
Dividends per common share	$0.10	$0.025	$0.30	$0.075

Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	December 31, 2005	September 30, 2005
Cash & cash equivalents	$9,655	$18,126
Total current assets	223,008	217,833
Total long term assets	2,062,645	2,094,708
Total assets	2,285,653	2,312,541

Current portion of debt	37,937	37,993
Total current liabilities	224,688	239,364
Long term portion of debt	1,441,906	1,443,930
Total long term liabilities	1,837,982	1,836,393
Total liabilities	2,062,670	2,075,757

Minority interest in consolidated subsidiaries	966	5,782

Total stockholders’ equity	222,017	231,002
Total liabilities & stockholders’ equity	$2,285,653	$2,312,541

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended December 31	Twelve Months Ended December 31,
	2005	2005
Net cash flow from operating activities	$4,598	$54,549
Net cash flow (used in) from investing activities	(8,173)	284,827
Net cash flow (used in) from financing activities	(4,896)	(340,212)

Net decrease in cash and cash equivalents	(8,471)	(836)
Cash & Cash Equivalents, beginning of period	18,126	10,491
Cash & Cash Equivalents, end of period	$9,655	$9,655